Exhibit 99.1

NAPCO Announces Fiscal Year End 2015 Results -Record Annual Revenue of $77.8 Million-
-Record Fourth Quarter Revenue of $23 Million-
-Annual Net Income Increases 39% to $4.8 Million or $0.25 Per Share-
-Management to Host Conference Call Today at 11 a.m.-

AMITYVILLE, N.Y., Sept. 8, 2015 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the world's leading solutions providers and manufacturers of high-technology electronic intrusion security (including recurring revenue), connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its fiscal year ended June 30, 2015.

Highlights:

•	Net sales for the fiscal year were a record $77.8 million, up 5% from the same period last year. Net sales for the fourth quarter were a record $23.0 million, up 7% from the same quarter last year.

•	Sales of the Company's door-locking products increased 11% in the fourth quarter as compared to the same quarter a year ago and 7% for the fiscal year as compared to the same period a year ago.

•	Alarm Division recurring revenue for the fourth quarter and fiscal year increased 40% and 53%, respectively, and grew sequentially by 8%.

•	Gross margin for the quarter increased 220 basis points to 40.7 % for the quarter as compared to 38.5% for the same period last year. Gross margin for the fiscal year increased 160 basis points to 33.5% as compared to 31.9% a year ago.

•	Income before taxes for fiscal 2015 increased 26% to $5.1 million from $4.0 million a year ago.

•	Earnings per share (diluted) for the fourth quarter increased 50% to $0.18 as compared to $0.12 last year. Earnings per share (diluted) for the fiscal year increased 39% to $0.25 as compared to $0.18 for the same period a year ago.

•	During the year ended June 30, 2015 NAPCO repurchased 453,048 shares of its common stock pursuant to a repurchase plan, which provides for repurchasing up to one million shares of the Company's common stock.

•	Debt, net of cash, has been reduced by $27.5 million from $35.9 million to $8.4 million since acquiring Marks in August of 2008.

Richard Soloway, Chairman and President, said, "We achieved one of our best performing years ever in 2015, delivering strong results by soundly executing our business model. Our recently introduced products and product enhancements are paying dividends as they gain traction in the security marketplace and the investments we made in our recurring revenue services are also growing. The success of these initiatives drove broad based improvements across all key metrics, including sales, gross margins and net income. We are particularly proud of our gross margin for the fiscal fourth quarter, which increased 220 basis points from the prior year period to 40.7%, and underscores the leverage we can deliver by capitalizing on our fixed cost structure."

Mr. Soloway added, "Looking more closely at our recurring revenue services, we continued to generate exceptional growth in this part of our business, with sales increasing 40% for the fiscal fourth quarter and 53% for the fiscal year. This was driven by strong demand for our Starlink™ 3G/4G and Verizon CDMA alarm communicators, which are being used to replace defunct 2G radios as well as the communications link on new alarm installations. We are currently in the process of launching a comprehensive line of commercial fire alarm communicators that use wireless radio communications.  This introduction will further expand our market share and presence in the lucrative fire alarm communicator category.  We expect this category to undergo significant growth as fire alarms that use traditional phone lines, which are becoming more rare, are replaced with wireless communications that report to the central station.

"Our advanced wireless locking solutions, marketed by our Alarm Lock, Marks and Continental Divisions, have shown particularly robust growth by offering a highly versatile, cost-effective and easy-to-install access control solution to a number of market verticals, including health care, education and government. Other locking success stories for this past year include the LocDown™ intruder lock, by Marks, which enables a teacher to lock his or her door safely from inside the classroom in the event of an active-shooter incident, and Marks' anti-ligature, suicide preventative LifeSaver™ lock for use in prisons and behavioral health settings."

Mr. Soloway concluded: "We are excited about our growth trajectory as we look out to fiscal year 2016 and beyond. Our business is firing on all cylinders and we continue to demonstrate why we are one of the most innovative companies in the security industry today. As we continue to grow our topline and reduce seasonality in our business through our recurring revenue offerings, we believe we are well on our way to achieving our long-term goals, including further margin expansion, a $100 million annual revenue run rate and greater profitability. Simultaneously, we also are continuing to explore ways to use our excess cash to create the most value for shareholders."

Fiscal 2015 Results

Net Sales for the three months ended June 30, 2015 increased 7% to $23.0 million, as compared to $21.5 million for the same period one year ago. Net Sales for the year ended June 30, 2015 increased 5% to $77.8 million, as compared to $74.4 million for the same period one year ago. Selling, general and administrative expenses for the quarter were $5.9 million, or 25.6  % of sales, as compared to $5.5 million, or 25.3 % of sales, for the same period in 2014. Selling, general and administrative expenses for the fiscal year were $20.8 million, or 26.7 % of sales, as compared to $19.4 million, or 26.1% of sales, for the same period in 2014. The increase was due primarily to additional sales staff and advertising expenditures to support ongoing product introductions.

Operating income for the three months ended June 30, 2015 increased 23% to $3.5 million as compared to $2.8 million for the same quarter a year ago. Operating income for the fiscal year ended June 30, 2015 increased 22% to $5.3 million as compared to $4.3 million for the same period a year ago. Adjusted EBITDA* for the three months ended June 30, 2015 increased 16 % to $3.9 million or $0.20 per share as compared to $3.3 million or $0.17 per share for the same quarter last year. Adjusted EBITDA* for the fiscal year ended June 30, 2015 increased 13% to $7.0 million or $0.36 per share as compared to $6.1 million or $0.32 per share for the same period a year ago (*see table attached).

Net income for the three months ended June 30, 2015 increased 43%, to $3.3 million or $0.18 per share as compared to $2.3 million or $0.12 per share for the same quarter last year. Net income for the fiscal year ended June 30, 2015 increased 39%, to $4.8 million or $0.25 per share as compared to $3.5 million or $0.18 per share for the same period last year.

Balance Sheet Summary

At June 30, 2015, the Company had $2.3 million in cash and cash equivalents as compared to  $2.5 million at June 30, 2014. NAPCO had working capital of $35.6 million as compared with working capital of $33.4 million at June 30, 2014. Current ratio was 4.8:1 at June 30, 2015 and 4.6:1 at June 30, 2014. Debt, net of cash, was $8.4 million at June 30, 2015 and $9.3 at June 30, 2014.

Conference Call Information

Management will conduct a conference call at 11 a.m. today, September 8, 2015. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on September 8, 2015 and ending on September 15, 2015 at 11:59 p.m. ET. For the replay, please dial 1-877-870-5176 domestically, or 1-858-384-5517 for international callers, and use the replay access code 13618591. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com or by visiting http://public.viavid.com/index.php?id=116048.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, including recurring revenue, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2015	June 30, 2014
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$2,346	$2,483
Accounts receivable, net of reserves and allowances	17,994	16,904
Inventories	22,757	21,443
Prepaid expenses and other current assets	1,046	989
Income tax receivable	--	121
Deferred income taxes	880	739
Total Current Assets	45,023	42,679
Inventories - non-current	4,113	3,567
Deferred income taxes	634	1,005
Property, plant and equipment, net	6,234	6,394
Intangible assets, net	8,886	9,552
Other assets	147	167
TOTAL ASSETS	$65,037	$63,364
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$1,600	$1,600
Accounts payable	3,954	4,082
Accrued expenses	1,624	1,737
Accrued salaries and wages	2,250	1,824
Accrued Income taxes	5	--
Total Current Liabilities	9,433	9,243
Long-term debt, net of current maturities	9,100	10,200
Accrued income taxes	--	169
Total Liabilities	18,533	19,612
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,049,243 and 21,049,243 shares issued; and 18,966,028 and 19,419,076 shares outstanding, respectively	210	210
Additional paid-in capital	16,133	16,032
Retained earnings	40,399	35,554
	56,742	51,796
Less: Treasury Stock, at cost (2,083,215 and 1,630,167 shares, respectively)	(10,238)	(8,044)
TOTAL STOCKHOLDERS' EQUITY	46,504	43,752
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$65,037	$63,364

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30,		Twelve months ended June 30,
	2015	2014	2015	2014
	(In thousands, except share and per share data)

Net sales	$22,961	$21,518	$77,762	$74,382
Cost of sales	13,618	13,242	51,715	50,669
Gross Profit	9,343	8,276	26,047	23,713
Selling, general, and administrative expenses	5,881	5,453	20,766	19,397
Operating Income	3,462	2,823	5,281	4,316
Other expense:
Interest expense, net	54	56	215	295
Other, net	3	4	5	14
	57	60	220	309
Income before Provision for Income Taxes	3,405	2,763	5,061	4,007
Provision for income taxes	65	428	216	531
Net Income	$3,340	$2,335	$4,845	$3,476
Net Income per share:
Basic	$0.18	$0.12	$0.25	$0.18
Diluted	$0.18	$0.12	$0.25	$0.18
Weighted average number of shares outstanding:
Basic	18,979,000	19,419,000	19,164,000	19,392,000
Diluted	18,989,000	19,431,000	19,169,000	19,428,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

NON-GAAP MEASURES OF PERFORMANCE* (unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2015	2014	2015	2014
	(In thousands)

Net income	$3,340	$2,335	$4,845	$3,476
Add back provision for income taxes	65	428	216	531
Add back interest and other expense	57	60	220	309
Operating income (GAAP)	3,462	2,823	5,281	4,316
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	166	196	666	782
Add back stock-based compensation expense	--	59	100	76
Adjusted non-GAAP operating income	3,628	3,078	6,047	5,174
Add back depreciation and other amortization	261	267	904	958
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$3,888	$3,345	$6,951	$6,132
Adjusted EBITDA per Diluted Share	$0.20	$0.17	$0.36	$0.32
Weighted average number of Diluted Shares outstanding	18,989,000	19,431,000	19,169,000	19,428,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:
Investor Relations
KCSA Strategic Communications
Todd Fromer / Phil Carlson
212-896-1215 / 1233
napco@kcsa.com

Media
KCSA Strategic Communications
Jon Goldberg / Abbie Sheridan
212-896-1282 / 1207
napco@kcsa.com